UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 18, 2007

VIPER POWERSPORTS INC.

(Exact name of registrant as specified in its charter)

Nevada	000-51632	41-1200215
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

19950 177th St., Ste. F Big Lake, MN	55309
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (763) 263-5700

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.l4a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities.

On April 18, 2007, Viper Powersports Inc. (“Viper”) closed a private equity offering whereby a total of 1,000,000 shares of its common stock were sold for $750,000, or $.75 per share. The offering was made by management of Viper without a placement agent, and they received no commissions or compensation related to the offering. The proceeds from the offering are being used for working capital and general corporate purposes. Purchasers participating in the offering were all accredited investors who made appropriate representations including their agreeing that certificates for these shares will be legended to restrict further resale, transfer or other disposition thereof. Sales in this private offering were made by Viper in reliance upon Section 4(2) of the Securities Act of 1933, as amended.

Also on April 18, 2007, Viper issued a total of 243,000 common shares to certain employees of Viper as a bonus for their substantial time and efforts conducted on behalf of Viper during its recent restructuring. Incident thereto, the employees released rights to purchase a total of 249,000 common shares of Viper pursuant to outstanding stock options, and all of these stock options were canceled by Viper. The 243,000 shares received by Viper employees were taken by them for long-term investment with the related share certificates legended to restrict further resale, transfer or other disposition thereof. All of these employee bonus shares were issued by Viper in reliance upon Section 4(2) of the Securities Act of 1933, as amended.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Viper Powersports Inc.
Dated: April 23, 2007	By:	/s/ Jerome Posey
Jerome Posey, Chief Financial Officer